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                                                                       EXHIBIT 6

                             AMERIGON INCORPORATED

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                            SHAREHOLDERS' AGREEMENT

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                                 June 8, 1999
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                            SHAREHOLDERS' AGREEMENT
                            -----------------------

          This Shareholders' Agreement (this "Agreement") is made and entered
                                              ---------
into this 8th day of June, 1999, by and between Westar Capital II, LLC ("Westar") and Big Beaver Investments LLC ("Big Beaver").
  ------                                    ----------

                                   RECITALS
                                   --------

          WHEREAS, Westar and Big Beaver each are purchasing 4,500 shares of Series A Preferred Stock of Amerigon Incorporated (the "Company") along with
                                                        -------
contingent warrants to purchase additional shares of Class A Common Stock of the Company pursuant to that certain Securities Purchase Agreement dated March 29, 1999 ("SPA").
       ---

          WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for, among other things, rights of first refusal, co-sale rights and certain other rights on the terms and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1.  Certain Definitions. As used in this Agreement, the following
              -------------------
terms shall have the meanings set forth below:

          "Affiliate" means any person who is an "affiliate" as defined in Rule
           ---------
12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          "Securities Act" means the Securities Act of 1933, as amended.
           --------------

          "Shares" means the issued and outstanding shares of capital stock of
           ------
any class of the Company, and all securities exchangeable or convertible into shares of the Company's capital stock, and all options, warrants, rights and arrangements to acquire shares of the Company's capital stock, whether now owned or hereafter acquired by a Shareholder.

          "Shareholders" means Westar, Big Beaver and any transferee thereof who
           ------------
has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 hereof, and the term "Shareholder" shall mean any
                                                  -----------
such person.

          2.  Restrictions on Transfer of Shares.
              ----------------------------------

              2.1  Limitation on Transfer. No Shareholder shall sell, give,
                   ----------------------
assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a "transfer") any
                                                               --------
Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, and in the event of such

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transfer, any transferee obtaining any record or beneficial interest in or right to vote such Shares hereunder shall agree to be bound by this Agreement and shall comply with Section 2.4 hereof. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio and the parties shall not permit the Company to register any such
-- ------
transfer.

              2.2   Permitted Transfers. Notwithstanding anything to the
                    -------------------
contrary contained in this Agreement, subject to Sections 2.3 and 2.4 (a) each of the Shareholders who is an individual may transfer all or a portion of his Shares to or among (i) a member of such Shareholder's immediate family, which shall include his parents, spouse, children or grandchildren ("Family Members")
                                                               --------------
or (ii) any trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held, directly or indirectly, by such Shareholder and/or one or more Family Members of such Shareholder; provided,
                                                                   --------
however, that during the period that any such trust, corporation, partnership or
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limited liability company holds any right, title or interest in any Shares, no person other than such Shareholder or one or more Family Members of such Shareholder may be or become beneficiaries, shareholders, limited or general partners or members thereof; and (b) each of the Shareholders who is not an individual may transfer all or any portion of its Shares to any of its Affiliates, including without limitation any member or any partner of any such Shareholder or Affiliate (the persons referred to in the preceding clauses (a) and (b) are each referred to herein as a "Permitted Transferee").
                                          --------------------

              2.3   Permitted Transfer Procedure. If any Shareholder wishes to
                    ----------------------------
transfer Shares to a Permitted Transferee under Section 2.2 above, such Shareholder shall give notice to the other Shareholder of its intention to make such transfer not less than three (3) calendar days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee.

              2.4   Transfers in Compliance with Law; Substitution of
                    -------------------------------------------------
Transferee. Notwithstanding any other provision of this Agreement, no transfer
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may be made pursuant to Section 2 or Section 3 hereof unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement,
(b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. Upon becoming a party to the Agreement, the transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations, as the transferring Shareholder hereunder with respect to the Shares transferred to such transferee.

          3.  Right of First Refusal and Co-Sale Rights.
              -----------------------------------------

              3.1   Right of First Refusal.
                    ----------------------

              3.1.1 Selling Shareholder Notice.  If any Shareholder (a "Selling
                    --------------------------                          -------
Shareholder") wishes to transfer all or a portion of his Shares to a person
-----------
other than to a Permitted Transferee, such Selling Shareholder shall deliver a notice by certified mail (the "Selling Shareholder Notice") to the other
                               --------------------------
Shareholder(s) (the "Remaining Shareholder" or "Remaining Shareholders" as the
                     ---------------------      ----------------------
case may be), stating (i) such Selling Shareholder's bona fide

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intention to sell or transfer such Shares, (ii) the number of such Shares to be sold or transferred (the "Offered Shares"), (iii) the price and terms, for such
                          --------------
proposed transfer or sale, and (iv) the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the stated number of Shares on the stated price and terms.

               3.1.2  Remaining Shareholder Option; Exercise.
                      --------------------------------------

                      (a) The Remaining Shareholders shall have the right at any time within seven (7) calendar days after the giving of the Selling Shareholder Notice pursuant to Section 3.1.1 above to purchase all, but not less than all, of the Offered Shares at the price and on the terms specified in such Selling Shareholder Notice. Each such Remaining Shareholder shall have the right to purchase that percentage of the Offered Shares determined by dividing (A) the total number of Shares then owned by such Remaining Shareholder by (B) the total number of Shares then owned by all such Remaining Shareholders. If any Remaining Shareholder does not fully subscribe for the number or amount of Offered Shares that such Remaining Shareholder is entitled to purchase, then each other Remaining Shareholder who did so fully subscribe (each, a "Participant") shall have
                                                      -----------
     the right to purchase that percentage of the remaining Offered Shares not so subscribed determined by dividing (x) the total number of Shares then owned by such Participant by (y) the total number of Shares then owned by all Participants. The procedure described in the preceding sentence shall be repeated until there are no remaining Offered Shares or until no Participant wishes to purchase any additional Offered Shares; but in no event shall the procedure continue for more than five (5) calendar days after the expiration of the seven (7)-day period referred to in this
     Section 3.1.2.

                      (b) The right of each Remaining Shareholder to purchase Offered Shares under subsection (a) above shall be exercisable by written notice given as provided in Section 9.6 to the Selling Shareholder, with a copy to the other Remaining Shareholders. Each such notice shall state (i) the number of Shares held by such Remaining Shareholder and (ii) the number of Shares that such Remaining Shareholder is willing to purchase pursuant to this Section 3.1.2. The failure of any Remaining Shareholder to respond within the seven (7) day period referenced above shall be deemed to be a waiver of its rights under this Section 3.1.2, provided that any Remaining Shareholder may waive its rights under this Section 3.1.2 prior to the expiration of such seven (7) day period by giving written notice of such waiver to the Selling Shareholder, with a copy to the other Remaining Shareholders. If the Remaining Shareholders do not purchase all of the Offered Shares pursuant to this Section 3.1.2, then the Selling Shareholder may, subject to Section 3.2, sell the Offered Shares to a third party purchaser in accordance with Section 3.1.4

               3.1.3  Closing. The closing of the purchase of Offered Shares by
                      -------
the Remaining Shareholders under Section 3.1.2 shall be held at the Selling Shareholder's executive office at 9:00 a.m., local time, on the fifth business day after the expiration of the seven (7)-day period referred to in Section 3.1.2(a) (or the five (5)-day period specified in Section 3.1.2(a) if applicable), or at such other time and place that the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Shares, duly

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endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Shares shall be free and clear of any liens, claims, options, charges or encumbrances, except those provided under this Agreement, and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that such Selling Shareholder is the sole record and beneficial owner of the Offered Shares. At the closing, each Remaining Shareholder purchasing Offered Shares shall deliver payment of the purchase price for the Offered Shares purchased by it, and such payment shall be made in the form of a cashier's or certified bank check or by wire transfer of immediately available funds. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effect the sale of the Offered Shares.

          3.1.4  Sale to a Third Party Purchaser. Unless the Remaining
                 -------------------------------
Shareholders elect to purchase all, but not less than all, of the Offered Shares under Section 3.1.2, the Selling Shareholder may, subject to Section 3.2 below, sell the Offered Shares to the third party purchaser specified in the Selling Shareholder Notice on the terms and conditions set forth in the Selling Shareholder Notice, provided that such sale is consummated within sixty (60)
                    --------
calendar days of the earlier to occur of (a) the waiver by all Remaining Shareholders of their right to purchase the Offered Shares or (b) the expiration of the of the seven (7)-day period referred to in Section 3.1.2(a) (or the five
(5)-day period specified in Section 3.1.2(a) if applicable). If such sale is not consummated within such sixty (60)-day period for any reason, then the restrictions provided for herein shall again become effective, and no transfer of Offered Shares may be made thereafter by the Selling Shareholder without again offering the same to the Remaining Shareholders in accordance with this
Section 3.1

          3.2    Co-Sale Rights.
                 --------------

          3.2.1  Right to Participate. In the event a Selling Shareholder
                 --------------------
proposes to sell Shares to a third party purchaser pursuant to Section 3.1.4, then each Remaining Shareholder shall have the right to sell to such third party purchaser, upon the terms set forth in the Selling Shareholder Notice, up to that number of Shares held by such Remaining Shareholder equal to the product of
(a) the total number of Offered Shares to be sold to such third party purchaser multiplied by (b) the quotient of (i) the total number of Shares then owned by such Remaining Shareholder divided by (ii) the total number of Shares then owned by all such Remaining Shareholders exercising their rights pursuant to this
Section 3.2.1 plus the total number of Shares then owned by the Selling
              ----
Shareholder. Subject to Section 3.2.2, each Remaining Shareholder may sell up to the number of Offered Shares permitted to be sold pursuant to this Section 3.2.1, and the number of Offered Shares to be sold to such third party purchaser by the Selling Shareholder shall be reduced accordingly.

          3.2.2  Exercise of Right. A Selling Shareholder shall give notice to
                 -----------------
the Remaining Shareholders of each proposed sale by it of Offered Shares that gives rise to the co-sale rights set forth in Section 3.2 (which notice may be given together with the Selling Shareholder Notice), at least seven (7) calendar days prior to the proposed consummation of such sale, setting forth (a) the name of the Selling Shareholder, (b) the number of Offered Shares, (c) the name and address of the proposed third party purchaser, (d) the proposed amount and form of consideration and terms and conditions of payment offered by the third party purchaser and (e) a representation that such third party purchaser has been informed of the co-sale rights provided

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for in this Section 3.2 and has agreed to purchase Shares in accordance with the terms hereof. The co-sale rights provided for in this Section 3.2 must be exercised by such Remaining Shareholder wishing to sell its Shares within seven
(7) calendar days after the notice required by the preceding sentence is given, by giving written notice to such Selling Shareholder indicating that such Remaining Shareholder wishes to exercise its rights and specifying the number of Shares it wishes to sell, provided that such Remaining Shareholder may waive its
                          --------
rights under this Section 3.2 prior to the expiration of such seven (7)-day period by giving written notice of such waiver to the Selling Shareholder. The failure of a Remaining Shareholder to respond within such seven (7)-day period shall be deemed a waiver of such Remaining Shareholder's rights under this
Section 3.2. If a Remaining Shareholder decides to sell a number of Shares which is less than the maximum number of Shares permitted to be sold by it pursuant to
Section 3.2.1 or if a Remaining Shareholder fails to close its sale of Shares to the third party purchaser for any reason, then the Selling Shareholder may sell to the third party purchaser the number of Shares that such Remaining
Shareholder elected not to, or failed to, sell to the third party purchaser. However, if such third party purchaser fails to purchase Shares from a Remaining Shareholder that has properly exercised its co-sale rights pursuant to this
Section 3.2.2, or if such Selling Shareholder has not delivered the notice contemplated by this Section 3.2.2 to a Remaining Shareholder, then, in either such event, such Selling Shareholder shall not consummate the proposed sale of the Offered Shares, and any such attempted sale shall be null and void ab
                                                                       --
initio. However, nothing herein shall limit or affect the rights or remedies of
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the parties hereto with respect to any other party's failure to comply with this
Section 3 or any other provision of this Agreement.

          4.  Buy-Sell.
              --------

              4.1  Buy-Sell. Within sixty (60) calendar days after the
                   --------
occurrence of a Trigger Event (as defined below), either Shareholder Group (as defined below) shall have the right to give the other Shareholder Group a written offer (the "Offer") to "buy" or "sell." For purposes of this Section 4,
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the Shareholder Group making the Offer is referred to as the "Offeror" and the
                                                              -------
Shareholder Group receiving the Offer is referred to as the "Offeree." The Offer
                                                             -------
shall state that the Offeror will at the Offeree's election either (i) sell all of Offeror's Shares in the Company to the Offeree, or (ii) purchase all of the Shares of the Company held by the Offeree, in each case at the same price and upon the same terms and conditions, which price, terms and conditions shall be as specified in the Offer.

              4.2  The Offer. The Offer shall provide the following:
                   ---------

                   (a) Both an offer to sell all of the Offeror's Shares in the Company to the Offeree and an offer to purchase all of the Offeree's Shares in the Company;

                   (b) The purchase price and other terms and conditions at which the Offeror will either sell all of Offeror's Shares of the Company or purchase all of the Offeree's Shares in the Company, which purchase price, terms and conditions shall be the same in both instances (the purchase price for either the sale or purchase as above provided is referred to herein as the "Payment Amount");
                                                 --------------

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                    (c) Other terms and conditions of the purchase;

                    (d) A provision that the Offer shall be irrevocable through and including the Acceptance Date (as defined below) and that the Offeree may, on or before the Acceptance Date, accept either the offer to sell or the offer to purchase (it being acknowledged by the Offeror that the Offeree will be relying on the irrevocability of the Offer and will be substantially detrimentally harmed if the Offer were revocable);

                    (e) A provision that the entire Payment Amount shall be payable in cash at the closing; and

                    (f) A provision that the purchasing party shall cause the release of the selling party from selling party's liability, if any, on any of the Company's contractual obligations or monetary instruments (including any liability of the selling party based on guaranties or similar agreements).

               4.3  Acceptance of the Offer. The Offeree shall, on or before the
                    -----------------------
date which is ten (10) calendar days after the Offer is given by the Offeror (the "Acceptance Date"), either accept the offer to sell or the offer to
      ---------------
on the terms specified in the Offer by written notice given to the Offeror. If the Offeree shall fail to accept by such written notice either the offer to sell or the offer to purchase on or before the Acceptance Date, the Offeree shall be deemed conclusively and irrevocably to have accepted the Offeror's offer to purchase, and the Offeree shall sell, all of Offeree's Shares of the Company for the Payment Amount and on the terms and conditions set forth in the Offer.

               4.4  Consummation of the Sale. The sale of Shares pursuant to
                    ------------------------
this Section 4 shall be closed on a day selected by the purchasing party following at least three (3) business days notice to the selling party, which date shall be not more than seven (7) calendar days following the Offeree's acceptance of the Offer to purchase or sell (or the date the Offeree is deemed to have accepted the Offer) (the "Latest Closing Date"). At the closing, (i) the
                                  -------------------
purchasing party shall deliver the Purchase Amount in the form of a cashier's or certified bank check or by wire transfer of immediately available funds, and
(ii) the selling party shall execute and deliver such certificates, assignments, and other documents as shall be reasonably requested in order to convey the Shares.

               4.5  Failure to Consummate the Purchase. If the purchasing party
                    ----------------------------------
fails or is unable to consummate the purchase in accordance with the provisions of Section 4.4 within the time provided (time being of the essence), the selling party may, within seven (7) calendar days following the Latest Closing Date, elect to purchase all of the other party's Shares in accordance with the terms of the Offer. If such election to purchase is not made by the selling party (or the purchase is not consummated), the Offer shall terminate and be of no effect, but the provisions of this Section 4 relating to future "buy-sell" rights shall remain in effect.

               4.6  Shareholder Group. For purposes of this Agreement, (i)
                    -----------------
Westar together with all transferees receiving Shares from Westar or from a transferee of Westar shall constitute a "Shareholder Group"
                                         -----------------

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and (ii) Big Beaver together with all transferees receiving Shares from Big
Beaver or from a transferee of Big Beaver shall constitute the other "Shareholder Group." All decisions of a Shareholder Group with respect to this
 -----------------
Agreement shall be made by the holders of a majority of the Shares held by such Shareholder Group, and such decisions as so made shall be binding upon all members of such Shareholder Group.

               4.7  Trigger Event. For purposes of this Agreement, a "Trigger
                    -------------
Event" shall mean a disagreement between the Shareholder Groups or between the board members designated solely by Westar on the one hand and solely by Big Beaver on the other hand as to how they will vote on any of the following matters that are submitted to the Shareholders or the board of directors, as the case may be, for consideration and approval:

                    (a) the sale of all or substantially all of the Company's assets or stock or a merger or consolidation of the Company;

                    (b) the commencement by the Company of voluntary bankruptcy, insolvency or other similar proceedings;

                    (c) the commencement of proceedings to dissolve or wind-up the Company;

                    (d) the failure of the Shareholders to agree on the director to be designated pursuant to paragraph (c) of Section 6.2 hereof; or

                    (e) any transaction that would result in a material change in the capital structure of the Company, including without limitation a decision to raise capital for the Company through an equity or debt financing transaction or through the joint loan or contribution of capital to the Company by Westar and Big Beaver.

          5.   After Acquired Securities. All of the provisions of this
               -------------------------
Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any such Shares, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Shareholder in any other manner.

          6.   Corporate Governance.
               --------------------

               6.1  General. From and after the execution of this Agreement,
                    -------
each Shareholder shall vote its or his Shares at any regular or special meeting of shareholders of the Company or in any written consent executed in lieu of a meeting of shareholders, and shall take all other actions necessary, to give effect to the provisions of this Agreement, including, but not limited to,
Section 6.2 hereof. In addition, each Shareholder shall vote its or his Shares at any meeting of shareholders of the Company or in any written consent executed in lieu of a meeting of shareholders, in conformity with the specific terms and provisions of this Agreement.

               6.2  Election of Directors; Number and Composition. For so long
                    ---------------------------------------------
as the holders of Series A Preferred Stock of the Company are entitled to elect five of the seven

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authorized directors of the Company, each Shareholder shall vote its or his
Shares at any meeting of shareholders of the Company or in any written consent in lieu of a meeting of shareholders with respect to such Shares, and shall take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be seven (7). Each Shareholder shall vote its or his Shares at any meeting of shareholders of the Company called for the purpose of filling the positions on the Board of Directors, or in any written consent executed for such purpose, and to take all other actions necessary to ensure the election to the Board of Directors of:

                     (a) two individuals designated by Westar,

                     (b) two individuals designated by Big Beaver, and

                     (c) one automobile industry expert who is mutually agreeable to Westar and Big Beaver (each of Westar and Big Beaver are individually referred to herein as a "Designating Shareholder" with
                                                -----------------------
          respect to paragraphs (a) and (b) of this Section 6.2 and together referred to herein as a Designating Shareholder with respect to this paragraph (c)).

               6.3   Removal and Replacement of Directors.
                     ------------------------------------

               6.3.1 Removal of Directors. If at any time a Designating
                     --------------------
Shareholder shall notify the other Shareholders of its wish to remove at any time and for any reason (or no reason) any director designated by it pursuant to
Section 6.2 hereof, then the other Shareholders shall vote all of their Shares so as to remove such director.

               6.3.2 Replacement of Directors. If at any time a vacancy is
                     ------------------------
created on the Board of Directors by reason of the incapacity, death, removal or resignation of a director designated pursuant to Section 6.2, then the Designating Shareholder entitled to designate such director shall designate a director to fill such vacancy. Upon receipt of notice of the designation of a nominee pursuant to this Section 6.3.2, each Shareholder shall, as soon as practicable after the date of such notice, take action, including the voting of its or his Shares, to elect the director so designated to fill such vacancy.

               6.4   Election of Officers. Upon the closing of the SPA, the
                     --------------------
Shareholders shall or shall cause the directors appointed by them to (i) accept Lon Bell's resignation as Chairman of the Board of the Company, (ii) elect Dr. Bell as Vice-Chairman for Technical Affairs and a director of the Company, and
(iii) elect Richard Weisbart as a director, Chairman of the Board, President, and Chief Executive Officer of the Company.

               6.5   Transactions with Shareholders. Provided that the contracts
                     ------------------------------
are supported or endorsed by management and the price and other terms contained in such contracts are no less favorable to the Company than are commercially available from a third-party supplier or provider, the Shareholders will support and encourage the Company to enter into contracts for materials and services with the Shareholders and their Affiliates, including without limitation by causing their respective representatives on the Company's Board of Directors to vote in favor of such contract if approval of the Board of Directors is required.

          7.  Stock Certificate Legend. Each certificate representing Shares now
              ------------------------
held or hereafter acquired by any Shareholder shall for as long as this Agreement is effective bear a legend substantially in the following form:

          THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SHAREHOLDERS' AGREEMENT AMONG CERTAIN SHAREHOLDERS NAMED THEREIN.

          8.  Standoff Agreement. Each Shareholder agrees that, during the term
              ------------------
of this Agreement, it will not purchase any shares of capital stock of the Company or any option, warrant, or other right exercisable for or convertible into shares of capital stock of the Company, other than a purchase in which the other Shareholders had the opportunity to participate on a pro rata basis or a purchase that the other Shareholders have consented to in writing.

          9.  Miscellaneous.
              -------------

              9.1  Successors and Assigns. Except as otherwise provided herein,
                   ----------------------
the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

              9.2  Governing Law. This Agreement shall be governed by and
                   -------------
construed under the laws of the State of Delaware.

              9.3  Counterparts. This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              9.4  Termination.  This Agreement shall terminate as follows:
                   -----------

              (a) The co sale and first refusal rights in Section 3 shall not apply to any nontransferring Shareholder at such time as the equity interest in the Company held by such nontransferring Shareholder falls below 15% of all the outstanding shares of capital stock of the Company on a fully diluted as converted basis. For purposes of this Section 9.4(a), the Shares held by a nontransferring Shareholder shall be aggregated with all Shares held by Permitted Transferees of such nontransferring Shareholder or Family Members of such Permitted Transferees; in addition, if such nontransferring Shareholder is a Permitted Transferee of Westar or Big Beaver (each of Westar or Big Beaver being referred to herein as an "Original Shareholder") or is a Family Member of such Permitted Transferee, then the Shares held by such nontransferring Shareholder shall be aggregated with all Shares held by such Original Shareholder together with all Shares held by the Permitted Transferees of such Original Shareholder and all Family Members of such Permitted Transferees.

               (b) This Agreement shall terminate in its entirety upon the earliest of any of the following events: (i) the written agreement of all parties; (ii) the first day that only one Shareholder beneficially owns Shares subject to this Agreement; (iii) the fifth anniversary of the closing of the purchase of securities under the SPA; (iv) the effective date of a registration statement covering shares of capital stock of the Company in which each Shareholder (or its Permitted Transferees) had the right to sell at least 20% of the Shares held by such Shareholder (or its Permitted Transferees) that were purchased at the closing of the SPA; or
     (v) the closing of a sale of all or substantially all of the Company's assets or stock or a merger or consolidation of the Company, except a merger, consolidation or sale where the shareholders of the Company own at least 51% of the capital stock of the surviving or purchasing corporation after such transaction.

               9.5  Titles and Subtitles. The titles and subtitles used in this
                    --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               9.6  Notices. Unless otherwise provided, any notice required or
                    -------
permitted under this Agreement shall be given in writing and shall be deemed effective (i) upon personal delivery to the party to be notified (ii) twenty four (24) hours after transmitted by facsimile or (iii) three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) calendar days' advance written notice to the other parties.

               9.7  Expenses. If any action at law or in equity is necessary to
                    --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Any fees received by the Shareholders under the SPA shall be shared equally by the Shareholders. The Shareholders agree to share equally all costs or expenses incurred by each of them or on their behalf related to the preparation of the SPA and all legal documents and agreements related thereto.

               9.8  Amendments and Waivers.
                    ----------------------

                    (a) Except as specifically set forth in this Agreement, no failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                    (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Shareholders holding a majority of the Shares then held by each Shareholder Group. Any such

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

     amendment, supplement, modification, waiver or consent shall be binding upon all of the Shareholders.

               9.9  Schedule 13D. The Shareholders agree to file as a "group" a
                    ------------
Schedule 13D (or an amendment to the Schedule 13D previously filed) in connection with the acquisition of securities of the Company pursuant to the SPA.

               9.10 Severability. If one or more provisions of this Agreement
                    ------------
are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               9.11 Specific Performance; Money Damages. The parties hereto
                    -----------------------------------
intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder; provided, however, that the parties expressly agree that no party shall be liable for consequential or punitive damages for any violation of this Agreement. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

               9.12 Entire Agreement; Amendment. This Agreement, together with
                    ---------------------------
the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

                           [Signature pages follow]

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

          IN WITNESS WHEREOF, the parties have executed this Shareholders' Agreement as of the date first above written.

                              WESTAR CAPITAL II, LLC

                              By: Westar Capital Associates II, LLC
                                  Manager

                                  By: /s/ ALAN B. SELLERS
                                     ------------------------------
                                     Alan B. Sellers, Member

                              Address: 949 South Coast Drive, Suite 650
                                       Costa Mesa, California 92626
                              Fax No.: (714) 481-5166


                              BIG BEAVER INVESTMENTS LLC


                              By:    /s/ OSCAR B. MARX III
                                    -------------------------------
                                    Oscar B. Marx, III
                                    President

                              Address: 801 W. Big Beaver Road, Suite 201
                                       Troy, Michigan 48084
                              Fax No.: (248) 362-3033

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